UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 10, 2019

PVH CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
200 Madison Avenue, New York, New York		10016
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (212)-381-3500
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
  (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
  (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 par value	PVH	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 10, 2019, PVH Corp. (the "Company") announced that the Company and Steven B. Shiffman, Chief Executive Officer of Calvin Klein, Inc. ("CKI"), a wholly owned subsidiary of the Company, have mutually agreed that Mr. Shiffman will depart the Company, effective immediately, to pursue other interests.

On and effective as of June 10, 2019, the Company appointed Cheryl Abel-Hodges, age 55, as the Chief Executive Officer of CKI. Ms. Abel-Hodges had been serving as Group President, Calvin Klein North America, since 2018, and President, The Underwear Group from 2015 to 2018. Ms. Abel-Hodges has been with the Company since 2006, serving in various senior leadership roles of increasing responsibility.

There are no arrangements or understandings between Ms. Abel-Hodges and any other person pursuant to which she was selected to be an officer of the Company. Ms. Abel-Hodges does not have any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Ms. Abel-Hodges has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The Company and Ms. Abel-Hodges are party to an amended and restated employment agreement, dated as of December 16, 2008, which was amended as of March 31, 2011 (the "Employment Agreement"). The following is a description of the material terms and conditions of the Employment Agreement.
The Employment Agreement provides that Ms. Abel-Hodges will perform such duties and services as will from time to time be assigned to her.
The Employment Agreement provides that Ms. Abel-Hodges' base salary, which is currently $765,000 per annum, may be increased from time to time in the discretion of the Company or the Company's Board of Directors, but may not be reduced after any increase. The Employment Agreement also provides that Ms. Abel-Hodges is eligible to participate in the Company's bonus and stock plans and other incentive compensation programs for similarly situated executives of the Company.
The Employment Agreement provides that Ms. Abel-Hodges is eligible to participate in all employee benefit and insurance plans sponsored or maintained by the Company for similarly situated executives of the Company. In addition, Ms. Abel-Hodges is entitled to reimbursement of reasonable expenses incurred or paid by Ms. Abel-Hodges in the performance of her duties.
The Employment Agreement sets forth Ms. Abel-Hodges' rights to severance upon termination of employment. Ms. Abel-Hodges is entitled to severance only if her employment is terminated by the Company without "cause" or if she terminates her employment for "good reason." "Cause" is generally defined as: (i) gross negligence or willful misconduct in Ms. Abel-Hodges' performance of the material responsibilities of her position, which results in material economic harm to the Company or its affiliates or in material reputational harm causing demonstrable injury to the Company or its affiliates; (ii) Ms. Abel-Hodges' willful and continued failure to perform substantially her duties (other than any such failure resulting from incapacity due to physical or mental illness); (iii) Ms. Abel-Hodges' conviction of, or plea of guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law (other than a traffic violation); (iv) Ms. Abel-Hodges' having willfully divulged, furnished, or made accessible any confidential information (as defined in the Employment Agreement); or (v) any act or failure to act by Ms. Abel-Hodges that, under the provisions of applicable law, disqualifies her from acting in her position. "Good reason" is generally defined in the Employment Agreement as: (i) the assignment to Ms. Abel-Hodges of any duties inconsistent in any material respect with Ms. Abel-Hodges' position, or any other action by the Company that results in a material diminution in such position; (ii) a reduction of her base salary; (iii) the taking of any action by the Company that substantially diminishes (A) the aggregate value of Ms. Abel-Hodges' total compensation opportunity, and/or (B) the aggregate value of the employee benefits provided to her; or (iv) requiring that Ms. Abel-Hodges' services be rendered primarily at a location or locations more than 75 miles from the Company's principal executive offices, except for travel to attend to the Company's business.
In the event of a termination of employment without cause or for good reason (other than during the two-year period after a "change in control" (as defined in the Employment Agreement)), Ms. Abel-Hodges is entitled, subject to executing a release of claims in the Company's favor, to an aggregate amount equal to one times the sum of her base salary plus an amount equal to the bonus that would be payable if "target" level performance were achieved under the Company's annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination). This amount is payable in accordance with the Company's payroll schedule in 24 semi-monthly substantially equal installments. The Employment Agreement provides that during the 12-month period following Ms. Abel-Hodges' termination of employment without cause or for good reason (other than during the two-year period after a change in control), medical, dental, life and disability insurance coverages is continued for Ms. Abel-Hodges (and her family, to the extent participating prior to termination of employment), subject to cessation if she obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages). Ms. Abel-Hodges is required to pay the active employee rate, if any, for such coverage.
Ms. Abel-Hodges also is entitled, subject to executing a release of claims in the Company's favor, to severance upon the termination of her employment by the Company without cause or by her for good reason within two years after a change in control. In either such case, she will receive an aggregate amount equal to two times the sum of her base salary plus an amount equal to the bonus that would be payable if "target" level performance were achieved under the Company's annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination). This amount is payable in a lump sum, if the change in control constitutes a "change in the ownership" or a "change in the effective control" of the Company or a "change in the ownership of a substantial portion of a corporation's assets" (each within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")). The amount is payable in 48 substantially equal payments, if the change in control does not constitute a "change in the ownership" or a "change in the effective control" of the Company or a "change in the ownership of a substantial portion of a corporation's assets" under Section 409A of the Code. The Employment Agreement provides that during the two year period following Ms. Abel-Hodges' termination of employment without cause or for good reason within two years after a change in control, medical, dental, life and disability insurance coverages is continued for Ms. Abel-Hodges (and her family, to the extent participating prior to termination of employment), subject to cessation if she obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages). Ms. Abel-Hodges is required to pay the active employee rate, if any, for such coverage.
The Employment Agreement provides that if Ms. Abel-Hodges' receipt of the severance described above would subject her to the excise tax on excess parachute payments under Section 4999 of the Code, her severance would be reduced by the amount required to avoid the excise tax if such a reduction would give Ms. Abel-Hodges a better after-tax result than if she had received the full severance amount.
The Employment Agreement also includes certain restrictive covenants in favor of the Company. The covenants include prohibitions during and following employment against Ms. Abel-Hodges' use of confidential information, soliciting Company employees for employment by herself or anyone else and, other than following a termination without cause or for good reason, interfering with the Company's business relationships.
This summary of the Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Employment Agreement attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, which are incorporated herein by reference.
The Company expects to enter into a new employment agreement with Ms. Abel-Hodges in connection with her promotion to Chief Executive Officer of CKI.
Item 8.01. Other Events.
On June 10, 2019, the Company issued a press release announcing Ms. Abel-Hodges' appointment as the Chief Executive Officer of CKI and Mr. Shiffman's departure from the Company, effective June 10, 2019. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements And Exhibits.
(d) Exhibits.
Exhibit No.  Description of Exhibit
10.1	Amended and Restated Employment Agreement, dated as of December 16, 2008, between PVH Corp. and Cheryl Abel-Hodges (formerly known as Cheryl Dapolito).
10.2	First Amendment to Amended and Restated Employment Agreement, dated as of March 31, 2011, between PVH Corp. and Cheryl Abel-Hodges (formerly known as Cheryl Dapolito).
99.1	Press release issued by PVH Corp. on June 10, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVH CORP.

By: /s/ Mark D. Fischer
Mark D. Fischer, Executive Vice President

Date: June 11, 2019